                                                                 EXHIBIT (13)(e)

                       AMENDED AND RESTATED MUTUAL FUNDS
                           TRANSFER AGENCY AGREEMENT

          AGREEMENT made as of July 31, 1998 by and between Excelsior Funds, Inc. (the "Company") a Maryland corporation, and United States Trust Company of New York ("U.S. Trust"), a New York state-chartered bank and trust company.

                             W I T N E S S E T H:

          WHEREAS, the Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Company is authorized to issue shares of Common Stock in separate series and classes representing interests in separate portfolios of securities and other assets;

          WHEREAS, the Company wishes to retain U.S. Trust to serve as the Company's transfer agent, registrar and dividend disbursing agent;

          WHEREAS, U.S. Trust desires to assign its duties and obligations with respect to the provision of such services to Chase Global Funds Services Company ("CGFSC"), and the Company acknowledges the right of U.S. Trust to make such assignment provided U.S. Trust shall be as fully responsible to the Company for the acts and omissions of CGFSC as U.S. Trust is for its own acts and omissions;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Company hereby appoints U.S. Trust to serve as transfer agent, registrar and dividend disbursing agent for each class and/or series of Common Stock of the Company with respect to its existing Funds (as hereinafter defined) for the period and on the terms set forth in this Agreement. In the event that the Company establishes additional classes or series other than the Common Stock of the Funds covered by this Agreement with respect to which it desires to retain U.S. Trust to serve as transfer agent, registrar and dividend disbursing agent hereunder, the Company shall notify U.S. Trust in writing, whereupon such fund shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such new Fund, may be modified in writing by the Company and U.S. Trust at the time). U.S. Trust accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 5 of this Agreement.

     2.   REPRESENTATIONS AND WARRANTIES.

          (a)    U.S. Trust represents and warrants to the Company that:

                 (i) U.S. Trust is a state chartered bank and trust company organized and existing under the laws of the State of New York;

                 (ii) U.S. Trust is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                 (iii) all requisite corporate proceedings have been taken to authorize U.S. Trust to enter into and perform this Agreement;

                 (iv)    U.S. Trust is duly registered as a transfer agent under
Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). U.S. Trust shall promptly give written notice to the Company in the event that its registration is revoked or a proceeding is commenced that could result in such revocation;

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                 (v)     U.S. Trust has been in, and shall continue to be in,
compliance with all provisions of law, including Section 17A(c) of the 1934 Act, required in connection with the performance of its duties under this Agreement;

                 (vi) U.S. Trust has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                 (vii) no legal or administrative proceedings have been instituted or threatened which would impair U.S. Trust's ability to perform its duties and obligations under this Agreement; and

                 (viii) U.S. Trust's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of U.S. Trust or any law or regulation applicable to U.S. Trust;

          (b)    The Company represents and warrants to U.S. Trust that:

                 (i) the Company is a Maryland corporation, duly organized and existing and in good standing under the laws of Maryland;

                 (ii) the Company is empowered under applicable laws and by its Articles of Incorporation, as supplemented ("Charter"), and By-Laws, as amended ("By-Laws"), to enter into and perform this Agreement;

                 (iii) all requisite proceedings have been taken to authorize the Company to enter into and perform this Agreement;

                 (iv) the Company is an investment company properly registered under the 1940 Act;

                 (v) a registration statement under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective

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and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

                 (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Company's ability to perform its duties and obligations under this Agreement;

                 (vii) the Company's registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Company's prospectuses contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                 (viii) the Company's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

     3. DELIVERY OF DOCUMENTS. The Company has furnished U.S. Trust with copies properly certified or authenticated of each of the following:

          (a) Resolutions of the Company's Board of Directors authorizing the appointment of U.S. Trust as transfer agent, registrar and dividend disbursing agent for each class and/or series of Common Stock of the Company and approving this Agreement;

          (b) Incumbency and signature certificates identifying and containing the signatures of the Company's officers and/or the persons authorized to sign Written Instructions, as hereafter defined, on behalf of the Company;

          (c)    The Company's Charter;

          (d)    The Company's By-Laws;

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          (e)    Resolutions of the Company's Board of Directors appointing U.S.
Trust as the investment adviser to the Company's Money, Government Money, Equity, Managed Income, Income and Growth, International, Treasury Money, Early Life Cycle, Long-Term Supply of Energy, Productivity Enhancers, Environmentally-Related Products and Services, Aging of America, Communication and
Entertainment, Business and Industrial Restructuring, Global Competitors, Emerging Americas, Pacific/Asia, Pan European, Short-Term Government Securities and Intermediate-Term Managed Income Funds (herein "the Funds") and resolutions of the Company's Board of Directors and Fund shareholders ("Shareholders") approving an Investment Advisory Agreement between U.S. Trust and the Company dated February 6, 1985, as amended; an Investment Advisory Agreement between
U.S. Trust and the Company dated November 26, 1985, as amended; an Investment Advisory Agreement between U.S. Trust and the Company dated December 16, 1986, as amended; an Investment Advisory Agreement between U.S. Trust and the Company dated May 27, 1987, as amended; an Investment Advisory Agreement between U.S. Trust and the Company dated February 1, 1991; a Sub-Advisory Agreement dated May 27, 1987 between U.S. Trust and Foreign and Colonial Asset Management ("FACAM"); a Sub-Advisory Agreement dated December 15, 1992 between U.S. Trust and FACAM; and a Sub-Advisory Agreement dated February 16, 1994 between U.S. Trust and Foreign and Colonial Emerging Markets Limited (the "Advisory Agreements");

          (f) Resolutions of the Company's Board of Directors appointing Edgewood Services, Inc. (the "Distributor") as the Company's distributor for the Funds and approving a Distribution Agreement between the Distributor and the Company dated as of August 1, 1995 (the "Distribution Agreement");

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          (g)    Resolutions of the Company's Board of Directors appointing
Federated Administrative Services ("Federated") and Mutual Funds Service Company ("MFSC") as the administrators for the Funds and approving an Administration Agreement among Federated, MFSC and the Company dated as of August 1, 1995 (the "Administration Agreement");

          (h) The Advisory Agreements, the Distribution Agreement and the Administration Agreement;

          (i)    The Company's Notification of Registration filed pursuant to
Section 8(a) of the 1940 Act on Form N-8A with the Securities and Exchange Commission ("SEC") on August 8, 1984;

          (j) Post-Effective Amendment No. 21 to the Company's Registration Statement on Form N-1A under the 1940 Act and the 1933 Act, as filed with the SEC on August 1, 1995 (File No. 2-92665) relating to shares of the Company's Class A Common Stock, $.001 par value per share, which represent interests in the Money Fund; Class B Common Stock, $.001 par value per share, which represents interests in the Government Money Fund; Class C Common Stock and Class C Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Equity Fund; Class D Common Stock, $.001 par value per share, which represent interests in the Managed Income Fund; Class E Common Stock and Class E Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Income and Growth Fund; Class F Common Stock, $.001 par value per share, which represent interests in the International Fund; Class G Common Stock, $.001 par value per share, which represent interests in the Treasury Money Fund; Class H Common Stock and Class H Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Early Life Cycle Fund; Class I Common Stock and Class I Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Long-Term Supply of Energy Fund; Class J Common Stock and Class J Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Productivity Enhancers Fund; Class K Common Stock and Class K Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Environmentally-Related Products and Services Fund; Class L Common Stock and Class L Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Aging of America Fund; Class M Common Stock and Class M Common Stock -Special Series 1, $.001 par value per share, which represent interests in the Communication and Entertainment Fund; Class N Common Stock and Class N Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Business and Industrial Restructuring Fund; Class O Common Stock and Class O Common Stock - Special Series 1, $.001 par value per share, which represent interests in the Global Competitors Fund; Class P Common Stock, $.001 par value per share, which represent interests in the Emerging Americas Fund; Class Q Common Stock, $.001 par value per share, which represent interests in the Pacific/Asia Fund; Class R Common Stock, $.001 par value per share, which represent interests in the Pan European Fund; Class S Common Stock, $.001 par value per share, which represent interests in the Short-Term Government Securities Fund; and Class T Common Stock, $.001 par value per share, which represent interests in the Intermediate-Term Managed Income Fund (such shares and shares of the Company hereafter classified by the Company's Board of Directors are hereinafter collectively called "Shares"), and all amendments thereto; and

          (k) The Company's most recent prospectuses (such prospectuses, as currently in effect, and all amendments and supplements thereto and future versions thereof are herein called the "Prospectuses").

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          The Company will furnish U.S. Trust from time to time with copies of all amendments of or supplements to the foregoing, if any, and with comparable documents with respect to any Fund of the Company organized after the date of this Agreement that is covered by this Agreement. The Company shall also deliver to U.S. Trust the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued by the Company: (a) a certified copy of the amendment of the Articles of Incorporation giving effect to such increase or decrease, and (b) in the case of an increase, if the appointment of U.S. Trust was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Company increasing the authority of U.S. Trust.

     4.   SERVICES PROVIDED

          (a) U.S. Trust will provide the following services subject to the control, direction and supervision of the Board of Directors and in compliance with the objectives, policies and limitations set forth in the Company's Registration Statement, Charter and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board of Directors.

          The following is a general description of the transfer agency services U.S. Trust shall provide to the Company.

          A. Shareholder Recordkeeping. Maintain records showing for each Fund shareholder the following: (i) name, address, appropriate tax certification and tax identifying number; (ii) number of shares of each Fund; (iii) historical information including, but not limited to, dividends paid and date and price of all transactions including individual purchase and redemptions and appropriate supporting documents; and (iv) any dividend reinvestment order, application, dividend to a specific address and correspondence relating to the current maintenance of the account.

          B. Share Issuance. Record the issuance of shares of each Fund. Except as specifically agreed in writing between U.S. Trust and the Company, U.S. Trust shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws. U.S. Trust shall notify the Company in case any proposed issue of shares by the Company shall result in an over-issuance. In case any issue of shares would result in such an over-issue, U.S. Trust shall refuse to issue said shares and shall not countersign and issue certificates (if any) for such shares.

          C. Purchase Orders. Process all orders for the purchase of shares of the Company in accordance with the Company's Prospectuses, including electronic transmissions, which the Company acknowledges it has authorized. Upon receipt of any check or other payment for purchase of shares of the Company from an investor, U.S. Trust will (i) stamp the order or other documentation with the date and time of receipt, (ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Company, and notify the Company of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Company's custodian bank account during such day. U.S. Trust shall then credit the share account of the investor with the number of Fund shares to be purchased made on the date such payment is received by U.S. Trust, as set forth in the Company's Prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Company may give to U.S. Trust with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it. Any purchase order received by U.S. Trust, which is not in good order will be rejected immediately.

          D. Redemption Orders. Receive and stamp with the date and time of receipt all requests for redemptions or repurchase of shares held in certificate or non-certificate form, and process redemptions and repurchase requests as follows: (i) if such certificate or redemption request complies with the applicable standards approved by the Company, U.S. Trust shall on each business day notify the Company of the total number of shares presented and covered by such requests received by U.S. Trust on such day; (ii) within the time specified in the Prospectus and if not so specified on or prior to the seventh calendar day succeeding any such requests received by U.S. Trust, shall notify The Chase Manhattan Bank, N.A. (the "Custodian"), subject to instructions from the Company, to transfer monies to such account as designated by U.S. Trust for such payment to the redeeming shareholder of the applicable redemption or repurchase price;
               (iii) if any such certificate or request for redemption of repurchase does not comply with applicable standards, U.S. Trust shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption at the Company's price next determined after receipt of documents complying with said standards.

          E. Telephone Orders. Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Company's Prospectuses. The administrator shall be permitted to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized, including electronic transmissions.

          F. Transfer of Shares. Upon receipt by U.S. Trust of documentation in proper form to effect a transfer of shares, including in the case of shares for which certificates have been issued the share certificates in proper form for transfer, U.S. Trust will register such transfer on the Company's shareholder records maintained by U.S. Trust pursuant to instructions received from the transferor, cancel the certificates representing such shares, if any, and if so requested, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole number of shares.

          G. Shareholder Communications. Address and mail all communications by the Company to its shareholders promptly following the delivery by the Company of the material to be mailed.

          H. Proxy Materials. Prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive the tabulated proxy cards, render periodic reports to the Company on the progress of such tabulation, and provide the Company with inspectors of election at any meeting of shareholders.

          I. Share Certificates. If a shareholder of the Company requests a certificate representing his shares, U.S. Trust as Transfer Agent or CGFSC as sub-transfer agent, will countersign and mail, a share certificate to the investor at his/her address as it appears on the Company's transfer books. U.S. Trust shall supply, at the expense of the Company a supply of blank share certificates. The certificates shall be properly signed, manually or by facsimile, as authorized by the Company, and shall bear the Company's seal or facsimile; and notwithstanding the death, resignation or removal of any officers of the Company authorized to sign certificates, U.S. Trust and/or CGFSC may, until otherwise directed by the Company, continue to countersign certificates which bear the manual or facsimile signature of such officer.

          J. Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, U.S. Trust will take such steps, including redepositing the check for collection or returning the check to the investor, as U.S. Trust may, at its discretion, deem appropriate and notify the Company of such action, or as the Company may instruct. However, subject to Paragraph 7(b) below, the Company remains ultimately liable for any returned checks of its shareholders.

          K. Shareholder Correspondence. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

          L. Tax Reporting. U.S. Trust shall issue appropriate shareholder tax forms on an annual basis.

          M. Dividend Disbursing. U.S. Trust will serve as the Company's dividend disbursing agent. U.S. Trust will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Company will advise U.S. Trust of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. U.S. Trust will, on or before the payment date of any such dividend or distribution, notify the Company's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Company will instruct its Custodian to make available to U.S. Trust sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account.

          (b)  U.S. Trust will also:

               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of U.S. Trust or a corporate affiliate of U.S. Trust);

               (ii) provide the services of individuals to serve as officers of the Company who will be designated by U.S. Trust and elected by the Board of Directors subject to reasonable Board approval;

               (iii) provide or otherwise obtain personnel sufficient, in U.S. Trust's sole discretion, for provision of the services contemplated herein;

               (iv) furnish equipment and other materials, which U.S. Trust, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

               (v) keep records relating to the services provided hereunder in accordance with the 1940 Act and the rules thereunder. To the extent required by the 1940 Act and the rules thereunder, U.S. Trust agrees that all such records prepared or maintained by U.S. Trust relating to the services provided hereunder are the property of the Company and will be preserved for the periods prescribed under the 1940 Act and the rules thereunder, maintained at the Company's expense, and made available in accordance with such Act and rules. U.S. Trust further agrees to surrender promptly to the Company upon its request and cease to retain in its records and files those records and documents created and maintained by U.S. Trust pursuant to this Agreement.

     5.   FEES; EXPENSES; EXPENSE REIMBURSEMENT.

          (a) As compensation for the services rendered to the Company pursuant to this Agreement, the Company shall pay U.S. Trust monthly $15.00 per account and subaccount of each Fund of the Company per year or for any portion of a year plus U.S. Trust's out-of-pocket expenses relating to such services, including, but not limited to, expenses of postage, telephone, TWX rental and line charges, communication forms, and checks and check processing. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. The Company shall also pay U.S. Trust monthly any fees and expenses charged by any sub-transfer agent other than CGFSC provided that the sub-transfer agent and the fees and expenses charged by that sub-transfer agent have been approved by the Company's Board of Directors. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          (b) For the purpose of determining fees calculated as a function of the Company's assets, the value of the Company's assets and net assets shall be computed as required by its Prospectuses, generally accepted accounting principles, and resolutions of the Board of Directors.

          (c) U.S. Trust may, in its sole discretion, from time to time employ or associate with such person or persons as may be appropriate to assist U.S. Trust in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both U.S. Trust and the Company. The compensation of such person or persons for such employment shall be paid by U.S. Trust and no obligation will be incurred by or on behalf of the Company in such respect.

          (d) The Company may request additional services, additional processing, or special reports. The Company shall submit such requests in writing together with such specifications and documentation as may be reasonably required by U.S. Trust. If U.S. Trust elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges as approved by the Company's Board of Directors.

          (e) U.S. Trust will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. The Company agrees to promptly reimburse U.S. Trust for any equipment and supplies specially ordered by or for the Company through U.S. Trust, and for any other expenses not contemplated by this Agreement that U.S. Trust may incur on the Company's behalf, as consented to by the Company from time to time. Expenses to be incurred in the operation of the Company and to be borne by the Company, include, but are not limited to: taxes; interest; brokerage fees and commissions, salaries and fees of officers and directors who are not officers, directors, shareholders or employees of U.S. Trust, or the Company's investment adviser, or distributor or other service providers; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Company (the Company's distributor to bear the expense of all other printing, production, and distribution of prospectuses, statements of additional information, and marketing materials except as otherwise approved by the Board of Directors of the Company); expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; trade association dues and expenses; and any extraordinary expenses and other customary Fund expenses. In addition, U.S. Trust may utilize one or more independent pricing services, approved from time to time by the

Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Company, and the Company will reimburse U.S. Trust for the Company's share of the cost of such services based upon the actual usage, or a pro rata estimate of the use, of the services for the benefit of the Company.

          (f) All fees, out-of-pocket expenses, or additional charges of U.S. Trust shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

          U.S. Trust will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

     6. PROPRIETARY AND CONFIDENTIAL INFORMATION. U.S. Trust agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of U.S. Trust's responsibilities and duties hereunder. U.S. Trust may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Company and obtaining approval in writing from the Company, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by U.S. Trust with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Company.

     7.   DUTIES, RESPONSIBILITIES, AND LIMITATION OF LIABILITY.

          (a) In the performance of its duties hereunder, U.S. Trust shall be obligated to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, U.S. Trust shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Company and its custodians, officers and directors, investors, agents and other service providers which U.S. Trust reasonably believes to be genuine, valid and authorized. U.S. Trust shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Company, as necessary or appropriate.

          (b) Except as provided herein, U.S. Trust shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Company, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from willful misfeasance, bad faith or negligence on U.S. Trust's part in the performance of its duties or from reckless disregard by U.S. Trust of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of U.S. Trust, who may be or become an officer, director, partner, employee or agent of the Company, shall be deemed when rendering services to the Company in that capacity or acting on any business of the Company in that capacity (other than services or business in connection with U.S. Trust's duties hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, partner, employee or agent or person under the control or direction of U.S. Trust even though paid by U.S. Trust.

          (c) Subject to Paragraphs 7(b) and (d), U.S. Trust shall not be responsible for, and the Company shall indemnify and hold U.S. Trust harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

                 (i) all actions of U.S. Trust or its officers or agents required to be taken pursuant to this Agreement;

                 (ii) the reliance on or use by U.S. Trust or its officers or agents of information, records, or documents which are received by U.S. Trust or its officers or agents and furnished to it or them by or on behalf of the Company, and which have been prepared or maintained by the Company or any third party on behalf of the Company other than U.S. Trust or any of its affiliates;

                 (iii) the Company's refusal or failure to comply with the terms of this Agreement or the Company's lack of good faith, or its actions, or lack thereof, involving gross negligence or willful misfeasance;

                 (iv) the material breach of any representation or warranty of the Company hereunder;

                 (v) the legal taping or other form of legal recording of telephone conversations or other legal forms of electronic communications with investors and shareholders, or reliance by U.S. Trust or its officers or agents on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

                 (vi) the reliance on or the carrying out by U.S. Trust or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Company or recognition by U.S. Trust or its officers or agents of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Company and the proper countersignature of any transfer agent or registrar of the Company;

                 (vii) any delays, inaccuracies, errors in or omissions from data provided to U.S. Trust or its officers or agents by data and pricing services;

                 (viii) the offer or sale of shares by the Company in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Company or its other service providers and agents other than U.S. Trust or its officers or agents or any of their affiliates, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Company other than by U.S. Trust or its officers or agents or any of their affiliates prior to the effective date of this Agreement;

                 (ix) any failure of the Company's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus, unless such failure, misstatement or omission relates to, results from or otherwise arises in connection with, actions, inactions and/or information provided by U.S. Trust or its officers or agents; and
                 (x) the actions taken by the Company, its investment adviser (other than U.S. Trust or its officers or agents or any of their affiliates), and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply.

          (d) Notwithstanding anything herein to the contrary, U.S. Trust shall be as fully responsible to the Company for the acts and omissions of any sub-transfer agent as U.S. Trust is for its own acts and omissions.

     8. TERM. This Agreement shall become effective on the date first hereinabove written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on forty-five (45) days' prior written notice provided that should U.S. Trust fail to be registered pursuant to Section 17A of the 1934 Act as a transfer agent at any time, the Company may, on written notice to U.S. Trust, immediately terminate this Agreement. Upon termination of this Agreement, the Company shall pay to U.S. Trust such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

     9. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):


        If to the Company:

                Excelsior Funds, Inc.
                73 Tremont Street
                Boston, MA 02108-8816
                Attn: Assistant Treasurer
                Fax: (617) 557-8816

        With a copy to:

                Drinker Biddle & Reath LLP
                1345 Chestnut Street, Suite 1100
                Philadelphia, PA  19107
                Attn:  W. Bruce McConnel, III
                Fax:  (215) 988-2757


        If to U.S. Trust:

                United States Trust Company of New York
                114 West 47th Street
                New York, NY  10036
                Attn: Francis J. Hearn, Jr., Esq.
                Fax:  (212) 852-1310

Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     10. ASSIGNMENT AND DELEGATION. This Agreement shall not be assigned and the rights, duties and obligations of the parties hereunder may not be subcontracted or delegated by either of the parties hereto without the prior consent in writing of the other party.

     11. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     12. FORCE MAJEURE. U.S. Trust shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give the Company the right to terminate this Agreement. During the term of this Agreement, at no additional cost to the Company, U.S. Trust shall provide a facility capable of safeguarding the transfer agency and dividend disbursing records of the Company in case of damage to the primary facility providing those services (the "Back-Up Facility"). Transfer of the transfer agency and dividend records of the Company to the Back-Up Facility shall be at U.S. Trust's expense, shall commence immediately after damage to the primary facility results in an inability to provide the transfer agency and dividend disbursing services, and shall be completed within 72 hours of commencement. After the primary facility has recovered, U.S. Trust shall again utilize it to provide the transfer agency and dividend disbursing services to the Company at no additional cost to the Company. U.S. Trust shall use reasonable efforts to provide the services described in this Agreement from the Back-Up Facility.

     13. USE OF NAME. The Company and U.S. Trust agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously approved by the other or such other's affiliates, designees, or assignees except where required by the SEC or other regulatory authorities.

     14. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     15. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, INCLUDING THE DETERMINATION OF WHEN AN "ASSIGNMENT" HAS OCCURRED.

          This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                                EXCELSIOR FUNDS, INC.


                                /s/ F. S. Wonham
                                ----------------------------------------------
                                Name:  F. S. Wonham
                                Title: President and Treasurer



                                UNITED STATES TRUST COMPANY
                                OF NEW YORK

                                /s/ Kenneth G. Walsh
                                ----------------------------------------------
                                Name:  Kenneth G. Walsh
                                Title: Executive Vice President